Exhibit 21.1

List of Subsidiaries of Forum Energy Technologies, Inc.

Name	Jurisdiction
ABZ Peru	Peru
AMC Engineering Ltd.	United Kingdom
B+V Oil Tools Holding GmbH	Germany
Blohm + Voss Oil Tools GmbH	Germany
Blohm + Voss Oil Tools Holding Inc.	Delaware
Blohm + Voss Oil Tools LLC	Delaware
Dynacon, Inc.	Texas
FET Global Finance Limited	Ireland
FET Global Holdings Limited	United Kingdom
FET Holdings LLC	Delaware
Forum Australia Pty. Ltd.	Australia
Forum B+V Oil Tools GmbH	Germany
Forum Canada ULC	Canada
Forum Energia, Tecnologia, Equipamentos, e Servicos Ltda.	Brazil
Forum Energy Asia Pacific Pte. Ltd.	Singapore
Forum Energy Services, Inc.	Delaware
Forum Energy Solutions de Mexico, S. de R.L. de C.V.	Mexico
Forum Energy Technologies (UK) Limited	United Kingdom
Forum Global Tubing LLC	Delaware
Forum Global Tubing LP	Delaware
Forum International Holdings, Inc.	Delaware
Forum Luxembourg Limited S.a.r.l.	Luxembourg
Forum Middle East Limited	British Virgin Islands
Forum Oilfield Solutions de Mexico	Mexico
Forum Oilfield Technologies De Mexico S de RL	Mexico
Forum US, Inc.	Delaware
Global Flow Technologies, Inc.	Delaware
Merrimac Manufacturing, Inc.	Texas
Moffat 2000 Limited	United Kingdom
Oilfield Bearing International Limited	United Kingdom
Pro-Tech Valve Sales, Inc.	Canada
PT Subsea Services Indonesia	Indonesia
Subsea Services International, Inc.	Delaware
Syntech Technology, Inc.	Virginia
TGH (AP) Pte. Ltd.	Singapore
TGH (US), Inc.	Delaware
Tube Tec (Tubular Protection Services) Limited	United Kingdom
UK Project Support Ltd.	United Kingdom
Wireline Solutions, L.L.C.	Texas
Z Resources, Inc.	Texas

Z Explorations, Inc.	Texas
Zy-Tech de Venezuela S.A.	Venezuela
Zy-Tech Global Industries, Inc.	Delaware
Zy-Tech Valvestock Africa (PTY) Ltd.	South Africa